Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER 2024

•Revenue of $3.6 billion (a 0.5% increase compared to the same period in 2023)
•Diluted EPS2 of $0.73; adjusted diluted EPS1,2 of $0.88
•Third quarter operating cash flow of $420 million; free cash flow1 of $341 million
•Repurchased $125 million of LKQ shares
•$1 billion increase to stock repurchase program announced, raising the aggregate authorization to $4.5 billion through October 25, 2026
•Dividend of $0.30 per share approved to be paid in the fourth quarter of 2024

Antioch, TENN (October 24, 2024) -- LKQ Corporation (Nasdaq: LKQ) today reported third quarter 2024 financial results. “Our third quarter results reflect softer overall volumes, which underscore the importance of executing on our strategic transformation discussed at our September investor day. Our focus on managing our operating expenses is critically important, especially in a period when the top line is facing uncontrollable market headwinds. The agility of the LKQ team was again validated by the growth witnessed in adjusted diluted earnings per share and overall Segment EBITDA margin relative to the prior year. We remain confident in the long-term earnings potential of our businesses as we navigate short-term industry dynamics and a difficult macro-economic environment that will continue to affect the business in the fourth quarter,” noted Justin Jude, President and Chief Executive Officer.
Third Quarter 2024 Financial Results
Revenue for the third quarter of 2024 was $3.6 billion, an increase of 0.5% compared to $3.6 billion for the third quarter of 2023. Parts and services organic revenue decreased 2.8% (4.3% decrease on a per day basis), the net impact of acquisitions and divestitures increased revenue by 3.1%, and foreign exchange rates increased revenue by 0.4% year over year, for a total parts and services revenue increase of 0.6%. Other revenue fell 2.2% primarily due to lower commodities prices and volumes relative to the same period in 2023.
Net income2 was $191 million compared to $207 million for the same period of 2023. Diluted earnings per share2 was $0.73 compared to $0.77 for the same period of 2023, a decrease of 5.2%.
On an adjusted basis, net income1,2 was $230 million compared to $231 million for the same period of 2023, a decrease of 0.3%. Adjusted diluted earnings per share1,2 was $0.88 compared to $0.86 for the same period of 2023, an increase of 2.3%.

Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $420 million and $341 million, respectively, for the third quarter of 2024. Cash flow from operations and free cash flow1 were $886 million and $661 million, respectively, for the nine months ended September 30, 2024. As of September 30, 2024, the balance sheet reflected total debt of $4.4 billion and total leverage, as defined in our credit facility, was 2.4x EBITDA.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Stock Repurchase and Dividend Programs
During the third quarter of 2024, the Company returned over $200 million to its shareholders by investing approximately $125 million to repurchase 3.0 million shares of its common stock and distributing $79 million in cash dividends. For the nine months ended September 30, 2024, the Company has repurchased 6.5 million shares of its common stock for $280 million, and since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 62 million shares of its common stock for a total of $2.7 billion through September 30, 2024. As of September 30, 2024, there was $796 million remaining on the authorization.
On October 22, 2024 the Board of Directors authorized a $1 billion increase to the stock repurchase program, raising the aggregate authorization to $4.5 billion and thus making available an aggregate balance of $1.8 billion for potential additional repurchases through October 25, 2026.
On October 22, 2024, the Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock, payable on November 27, 2024, to stockholders of record at the close of business on November 14, 2024.
Other Events
In July 2024, we divested our operations in Poland to Mekonomen, and we closed on the divestiture of our Bosnia operations in September 2024. Terms of the transactions were not disclosed.
2024 Outlook
“The revenue headwinds we experienced across our global operations have been more impactful than projected in our prior guidance, and we currently do not expect these headwinds to abate in the fourth quarter. While our cost actions and synergy realization have boosted profitability, the benefits from these actions are not expected to offset the full impact of the lower revenue expectation in the fourth quarter,” stated Rick Galloway, Senior Vice President and Chief Financial Officer. “We are holding our prior cash flow guidance despite the decrease in profitability as we expect to mitigate the impact through working capital and capital expenditure management.”
For 2024, management updated the outlook as set forth below:

	2024 Previous Full Year Outlook	2024 Updated Full Year Outlook
Organic revenue growth (decline) for parts and services	(1.25%) to 0.25%	(2.75%) to (1.75%)
Diluted EPS[2]	$2.71 to $2.91	$2.59 to $2.73
Adjusted diluted EPS[1,2]	$3.50 to $3.70	$3.38 to $3.52
Operating cash flow	$1.20 billion	$1.175 billion
Free cash flow[1]	$0.85 billion	$0.85 billion
Free cash flow conversion of Adjusted EBITDA[1]	50% to 60%	50% to 60%

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Our outlook for the full year 2024 is based on current conditions, recent trends and our expectations, and assumes a global effective tax rate of 27.0% and the prices of scrap and precious metals hold near the September average. We have applied foreign currency exchange rates near third quarter average levels, including $1.10, $1.29 and $0.73 for the euro, pound sterling and Canadian dollar, respectively, for the balance of the year. Prior guidance issued on July 25, 2024 had foreign currency exchange rate levels of $1.09, $1.27 and $0.73 for the euro, pound sterling and Canadian dollar, respectively. Changes in these conditions may impact our ability to achieve the estimates. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).
Non-GAAP Financial Measures
This release contains (and management’s presentation on the related investor conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on October 24, 2024 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the conference call, please dial (833) 470-1428. International access to the call may be obtained by dialing (404) 975-4839. The conference call will require you to enter conference ID: 461776.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.
A replay of the conference call will be available by telephone at (866) 813-9403 or (929) 458-6194 for international calls. The telephone replay will require you to enter conference ID: 256126. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through November 8, 2024. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward-Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2024, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and other countries, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon insurance companies and our customers to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•inaccuracies in the data relating to our industry published by independent sources upon which we rely;
•fluctuations in the prices of commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•future public health emergencies could have a material adverse impact on our business, results of operation, financial condition and liquidity, the nature and extent of which is highly uncertain;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pretax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our company and as a result may have a material adverse effect on the value of our common stock;
•we may be adversely affected by legal, regulatory or market responses to global climate change;

•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed;
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•the costs of complying with the requirements of laws pertaining to data privacy and cybersecurity of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended September 30,
	2024		2023
		% of Revenue (2)		% of Revenue (2)	$ Change	% Change
Revenue	$3,584	100.0%	$3,568	100.0%	$16	0.5%
Cost of goods sold	2,191	61.2%	2,178	61.0%	13	0.6%
Gross margin	1,393	38.8%	1,390	39.0%	3	0.2%
Selling, general and administrative expenses	971	27.1%	979	27.5%	(8)	(0.8)%
Restructuring and transaction related expenses	20	0.6%	27	0.8%	(7)	(25.9)%
Depreciation and amortization	92	2.5%	76	2.1%	16	21.1%
Operating income	310	8.6%	308	8.6%	2	0.6%
Other expense (income):
Interest expense	66	1.8%	62	1.7%	4	6.5%
Gains on foreign exchange contracts - acquisition related (1)	—	—%	(3)	(0.1)%	3	n/m
Interest income and other income, net	(8)	(0.2)%	(14)	(0.4)%	6	(42.9)%
Total other expense, net	58	1.6%	45	1.3%	13	28.9%
Income from continuing operations before provision for income taxes	252	7.0%	263	7.4%	(11)	(4.2)%
Provision for income taxes	63	1.7%	60	1.7%	3	5.0%
Equity in earnings of unconsolidated subsidiaries	3	0.1%	4	0.1%	(1)	(25.0)%
Income from continuing operations	192	5.3%	207	5.8%	(15)	(7.2)%
Net income from discontinued operations	—	—%	1	—%	(1)	n/m
Net income	192	5.3%	208	5.9%	(16)	(7.7)%
Less: net income attributable to continuing noncontrolling interest	1	—%	—	—%	1	n/m
Net income attributable to LKQ stockholders	$191	5.3%	$208	5.8%	$(17)	(8.2)%

Basic earnings per share:
Income from continuing operations	$0.73		$0.77		$(0.04)	(5.2)%
Net income from discontinued operations	—		0.01		(0.01)	n/m
Net income	0.73		0.78		(0.05)	(6.4)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.73		$0.78		$(0.05)	(6.4)%

Diluted earnings per share:
Income from continuing operations	$0.73		$0.77		$(0.04)	(5.2)%
Net income from discontinued operations	—		0.01		(0.01)	n/m
Net income	0.73		0.78		(0.05)	(6.4)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.73		$0.78		$(0.05)	(6.4)%

Weighted average common shares outstanding:
Basic	262.3		267.8		(5.5)	(2.1)%
Diluted	262.6		268.4		(5.8)	(2.2)%
(1) Related to the Uni-Select Inc. ("Uni-Select") acquisition.
(2) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Nine Months Ended September 30,
	2024		2023
		% of Revenue (2)		% of Revenue (2)	$ Change	% Change
Revenue	$10,998	100.0%	$10,365	100.0%	$633	6.1%
Cost of goods sold	6,712	61.0%	6,189	59.7%	523	8.5%
Gross margin	4,286	39.0%	4,176	40.3%	110	2.6%
Selling, general and administrative expenses	2,991	27.2%	2,848	27.5%	143	5.0%
Restructuring and transaction related expenses	99	0.9%	53	0.5%	46	86.8%
Depreciation and amortization	268	2.4%	195	1.9%	73	37.4%
Operating income	928	8.4%	1,080	10.4%	(152)	(14.1)%
Other expense (income):
Interest expense	196	1.8%	150	1.4%	46	30.7%
Gains on foreign exchange contracts - acquisition related (1)	—	—%	(49)	(0.5)%	49	n/m
Interest income and other income, net	(17)	(0.2)%	(34)	(0.3)%	17	(50.0)%
Total other expense, net	179	1.6%	67	0.6%	112	n/m
Income from continuing operations before provision for income taxes	749	6.8%	1,013	9.8%	(264)	(26.1)%
Provision for income taxes	216	2.0%	263	2.5%	(47)	(17.9)%
Equity in earnings of unconsolidated subsidiaries	3	—%	9	0.1%	(6)	(66.7)%
Income from continuing operations	536	4.9%	759	7.3%	(223)	(29.4)%
Net income from discontinued operations	—	—%	1	—%	(1)	n/m
Net income	536	4.9%	760	7.3%	(224)	(29.5)%
Less: net income attributable to continuing noncontrolling interest	2	—%	1	—%	1	n/m
Net income attributable to LKQ stockholders	$534	4.9%	$759	7.3%	$(225)	(29.6)%

Basic earnings per share:
Income from continuing operations	$2.02		$2.84		$(0.82)	(28.9)%
Net income from discontinued operations	—		—		—	—%
Net income	2.02		2.84		(0.82)	(28.9)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$2.02		$2.84		$(0.82)	(28.9)%

Diluted earnings per share:
Income from continuing operations	$2.02		$2.83		$(0.81)	(28.6)%
Net income from discontinued operations	—		—		—	—%
Net income	2.02		2.83		(0.81)	(28.6)%
Less: net income attributable to continuing noncontrolling interest	0.01		—		0.01	n/m
Net income attributable to LKQ stockholders	$2.01		$2.83		$(0.82)	(29.0)%

Weighted average common shares outstanding:
Basic	264.9		267.6		(2.7)	(1.0)%
Diluted	265.3		268.3		(3.0)	(1.1)%
(1) Related to the Uni-Select acquisition.
(2) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$353	$299
Receivables, net of allowance for credit losses	1,341	1,165
Inventories	3,132	3,121
Prepaid expenses and other current assets	319	283
Total current assets	5,145	4,868
Property, plant and equipment, net	1,574	1,516
Operating lease assets, net	1,381	1,336
Goodwill	5,629	5,600
Other intangibles, net	1,228	1,313
Equity method investments	159	159
Other noncurrent assets	350	287
Total assets	$15,466	$15,079
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,814	$1,648
Accrued expenses:
Accrued payroll-related liabilities	218	260
Refund liability	135	132
Other accrued expenses	397	309
Current portion of operating lease liabilities	247	224
Current portion of long-term obligations	44	596
Other current liabilities	135	149
Total current liabilities	2,990	3,318
Long-term operating lease liabilities, excluding current portion	1,188	1,163
Long-term obligations, excluding current portion	4,292	3,655
Deferred income taxes	426	448
Other noncurrent liabilities	320	314
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 323.6 shares issued and 261.2 shares outstanding at September 30, 2024; 323.1 shares issued and 267.2 shares outstanding at December 31, 2023	3	3
Additional paid-in capital	1,548	1,538
Retained earnings	7,584	7,290
Accumulated other comprehensive loss	(195)	(240)
Treasury stock, at cost; 62.4 shares at September 30, 2024 and 55.9 shares at December 31, 2023	(2,706)	(2,424)
Total Company stockholders’ equity	6,234	6,167
Noncontrolling interest	16	14
Total stockholders’ equity	6,250	6,181
Total liabilities and stockholders’ equity	$15,466	$15,079

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$536	$760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	300	219
Stock-based compensation expense	22	29
Gains on foreign exchange contracts - acquisition related	—	(49)
Other	66	22
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(173)	(154)
Inventories	(48)	128
Prepaid income taxes/income taxes payable	2	25
Accounts payable	175	122
Other operating assets and liabilities	6	42
Net cash provided by operating activities	886	1,144
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(225)	(233)
Acquisitions, net of cash acquired	(46)	(2,199)
Proceeds from settlement of foreign exchange contracts - acquisition related	—	49
Other investing activities, net	(29)	(6)
Net cash used in investing activities	(300)	(2,389)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(7)	(32)
Proceeds from issuance of U.S. Notes (2028/33), net of unamortized bond discount	—	1,394
Proceeds from issuance of Euro Notes (2031), net of unamortized bond discount	816	—
Repayment of Euro Notes (2024)	(547)	—
Borrowings under revolving credit facilities	1,122	1,978
Repayments under revolving credit facilities	(1,316)	(2,715)
Borrowings under term loans	—	1,031
Repayments of other debt, net	(30)	(12)
Settlement of derivative instruments	9	(13)
Dividends paid to LKQ stockholders	(240)	(222)
Purchase of treasury stock	(280)	(8)
Other financing activities, net	(43)	(10)
Net cash (used in) provided by financing activities	(516)	1,391
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—
Net increase in cash, cash equivalents and restricted cash	71	146
Cash and cash equivalents of continuing operations, beginning of period	299	278
Add: Cash and cash equivalents of discontinued operations, beginning of period	—	—
Cash and cash equivalents of continuing and discontinued operations, beginning of period	299	278
Cash, cash equivalents and restricted cash of continuing and discontinued operations, end of period	370	424
Less: Cash, cash equivalents and restricted cash of discontinued operations, end of period	—	23
Cash, cash equivalents and restricted cash, end of period (1)	$370	$401
(1)    For the period ended September 30, 2024, includes $17 million of restricted cash included in Other noncurrent assets on the Unaudited Condensed Consolidated Balance Sheets.

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended September 30,
(In millions)	2024	2023	$ Change	% Change
Wholesale - North America	$1,349	$1,312	$37	2.8%
Europe	1,609	1,581	28	1.8%
Specialty	417	456	(39)	(8.5)%
Self Service	52	58	(6)	(10.5)%
Parts and services	3,427	3,407	20	0.6%
Wholesale - North America	74	75	(1)	(2.2)%
Europe	4	3	1	35.6%
Self Service	79	83	(4)	(3.8)%
Other	157	161	(4)	(2.2)%
Total revenue	$3,584	$3,568	$16	0.5%

Revenue changes by category for the three months ended September 30, 2024 vs. 2023:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	(6.1)%	9.1%	(0.2)%	2.8%
Europe	1.8%	(1.0)%	0.9%	1.8%
Specialty	(8.5)%	0.2%	(0.1)%	(8.5)%
Self Service	(10.5)%	—%	—%	(10.5)%
Parts and services	(2.8)%	3.1%	0.4%	0.6%
Wholesale - North America	(2.4)%	0.3%	(0.1)%	(2.2)%
Europe	33.2%	(0.5)%	2.9%	35.6%
Self Service	(3.8)%	—%	—%	(3.8)%
Other	(2.4)%	0.1%	—%	(2.2)%
Total revenue	(2.8)%	2.9%	0.3%	0.5%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Nine Months Ended September 30,
(In millions)	2024	2023	$ Change	% Change
Wholesale - North America	$4,169	$3,581	$588	16.4%
Europe	4,879	4,762	117	2.4%
Specialty	1,305	1,294	11	0.8%
Self Service	161	181	(20)	(10.7)%
Parts and services	10,514	9,818	696	7.1%
Wholesale - North America	227	234	(7)	(3.2)%
Europe	17	15	2	15.9%
Self Service	240	298	(58)	(19.5)%
Other	484	547	(63)	(11.5)%
Total revenue	$10,998	$10,365	$633	6.1%

Revenue changes by category for the nine months ended September 30, 2024 vs. 2023:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	(5.0)%	21.5%	(0.1)%	16.4%
Europe	1.6%	0.4%	0.5%	2.4%
Specialty	(4.1)%	5.1%	(0.1)%	0.8%
Self Service	(10.7)%	—%	—%	(10.7)%
Parts and services	(1.8)%	8.7%	0.2%	7.1%
Wholesale - North America	(3.8)%	0.6%	(0.1)%	(3.2)%
Europe	15.0%	(0.1)%	0.9%	15.9%
Self Service	(19.5)%	—%	—%	(19.5)%
Other	(11.8)%	0.3%	—%	(11.5)%
Total revenue	(2.3)%	8.2%	0.2%	6.1%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
(In millions)	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue as reported	$3,427	$1,609	$10,514	$4,879
Less: Currency impact	12	15	18	23
Revenue at constant currency	$3,415	$1,594	$10,496	$4,856

Total
Revenue as reported	$3,584		$10,998
Less: Currency impact	12		18
Revenue at constant currency	$3,572		$10,980

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue growth as reported	0.6%	1.8%	7.1%	2.4%
Less: Currency impact	0.4%	0.9%	0.2%	0.5%
Revenue growth at constant currency	0.2%	0.9%	6.9%	1.9%

Total
Revenue growth as reported	0.5%		6.1%
Less: Currency impact	0.3%		0.2%
Revenue growth at constant currency	0.2%		5.9%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,423		$1,387		$4,397		$3,815
Europe	1,613		1,584		4,896		4,777
Specialty	419		457		1,308		1,297
Self Service	131		141		401		479
Eliminations	(2)		(1)		(4)		(3)
Total revenue	$3,584		$3,568		$10,998		$10,365
Segment EBITDA
Wholesale - North America	$228	16.1%	$236	17.0%	$728	16.6%	$736	19.3%
Europe	165	10.2%	147	9.3%	482	9.8%	486	10.2%
Specialty	31	7.3%	40	8.6%	99	7.6%	113	8.7%
Self Service	10	7.3%	(1)	(0.6)%	39	9.7%	28	6.0%
Total Segment EBITDA	$434	12.1%	$422	11.8%	$1,348	12.3%	$1,363	13.2%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income excluding net income and loss attributable to noncontrolling interest; income and loss from discontinued operations; depreciation; amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses; change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net income	$192	$208	$536	$760
Less: net income attributable to continuing noncontrolling interest	1	—	2	1
Net income attributable to LKQ stockholders	191	208	534	759
Less: net income from discontinued operations	—	1	—	1
Net income from continuing operations attributable to LKQ stockholders	191	207	534	758
Adjustments:
Depreciation and amortization	100	84	300	219
Interest expense, net of interest income	62	53	185	128
Loss on debt extinguishment	—	—	—	1
Provision for income taxes	63	60	216	263
Equity in earnings of unconsolidated subsidiaries	(3)	(4)	(3)	(9)
Gains on foreign exchange contracts - acquisition related (1)	—	(3)	—	(49)
Equity investment fair value adjustments	—	—	2	1
Restructuring and transaction related expenses	20	27	99	53
Restructuring expenses - cost of goods sold	1	2	15	2
Gains on previously held equity interests	—	(4)	—	(4)
Segment EBITDA	$434	$422	$1,348	$1,363

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	5.3%	5.8%	4.9%	7.3%
Segment EBITDA as a percentage of revenue	12.1%	11.8%	12.3%	13.2%
(1) Related to the Uni-Select acquisition.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2024	2023	2024	2023
Net income	$192	$208	$536	$760
Less: net income attributable to continuing noncontrolling interest	1	—	2	1
Net income attributable to LKQ stockholders	191	208	534	759
Less: net income from discontinued operations	—	1	—	1
Net income from continuing operations attributable to LKQ stockholders	191	207	534	758
Adjustments:
Amortization of acquired intangibles	38	27	111	57
Restructuring and transaction related expenses	20	27	99	53
Restructuring expenses - cost of goods sold	1	2	15	2
Loss on debt extinguishment	—	—	—	1
Pre-acquisition interest expense, net of interest income (1)	—	3	—	15
Gains on foreign exchange contracts - acquisition related (1)	—	(3)	—	(49)
Gains on previously held equity interests	—	(4)	—	(4)
Excess tax benefit from stock-based payments	—	(1)	(1)	(3)
Tax effect of adjustments	(20)	(27)	(47)	(29)
Adjusted net income (2)	$230	$231	$711	$801

Weighted average diluted common shares outstanding	262.6	268.4	265.3	268.3

Diluted earnings per share:
Reported (2)	$0.73	$0.77	$2.01	$2.82
Adjusted (2)	$0.88	$0.86	$2.68	$2.98
(1) Related to the Uni-Select acquisition.
(2) Figures are for continuing operations attributable to LKQ stockholders.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, changes in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment charges, direct impacts of the Ukraine/Russia conflict, interest and financing costs related to the Uni-Select transaction prior to closing, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount of related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share to Forecasted Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Forecasted
	Fiscal Year 2024
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income (1)	$686	$723
Adjustments:
Amortization of acquired intangibles	147	147
Restructuring and transaction related expenses	121	121
Tax effect of adjustments	(60)	(60)
Adjusted net income (1)	$894	$931

Weighted average diluted common shares outstanding	264.4	264.4

Diluted earnings per share:
Reported (1)	$2.59	$2.73
Adjusted (1)	$3.38	$3.52
(1) Actuals and outlook figures are for continuing operations attributable to LKQ stockholders.

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share, we included estimates of net income, amortization of acquired intangibles for the full fiscal year 2024, restructuring expenses under previously announced plans, and the related tax effect; we included for all other components the amounts incurred through September 30, 2024.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2024
(In millions)	Outlook
Net cash provided by operating activities	$1,175
Less: purchases of property, plant and equipment	325
Free cash flow	$850

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph on the following page for details on the calculation of free cash flow.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow and Net Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities	$420	$441	$886	$1,144
Less: purchases of property, plant and equipment	79	97	225	233
Free cash flow	$341	$344	$661	$911

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net income	$192	$208	$536	$760
Less: net income attributable to continuing noncontrolling interest	1	—	2	1
Net income attributable to LKQ stockholders	191	208	534	759
Less: net income from discontinued operations	—	1	—	1
Net income from continuing operations attributable to LKQ stockholders	191	207	534	758
Adjustments:
Depreciation and amortization	100	84	300	219
Interest expense, net of interest income	62	53	185	128
Loss on debt extinguishment	—	—	—	1
Provision for income taxes	63	60	216	263
Gains on foreign exchange contracts - acquisition related (1)	—	(3)	—	(49)
Adjusted EBITDA	$416	$401	$1,235	$1,320
(1) Related to the Uni-Select acquisition.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

We also evaluate our free cash flow by measuring the conversion of Adjusted EBITDA into free cash flow. For the denominator of our conversion ratio, we calculate Adjusted EBITDA as Net Income excluding net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, depreciation, amortization, interest, gains and losses on debt extinguishment, income tax expense, gains and losses on the disposal of businesses, and other unusual income and expense items that affect investing or financing cash flows. We exclude gains and losses on the disposal of businesses as the proceeds are included in investing cash flows, which is outside of free cash flow. Adjusted EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Adjusted EBITDA information calculate Adjusted EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.